EXHIBIT 99.1

FOR RELEASE: Immediately

Contact:
Richard K. Arter	Investor Relations 941-362-1200
Richard J. Dobbyn	Chief Financial Officer 941-362-1200

Sun Hydraulics Corporation Announces Second Quarter Stock and Cash Dividend

SARASOTA, FLA, June 10, 2005 – Sun Hydraulics’ (NASDAQ: SNHY) Board of Directors, at its meeting on June 10, 2005, approved a 50% stock dividend. For every two shares of SNHY stock owned, the shareholder will receive one additional share. The stock dividend will result in an increase of total shares outstanding from approximately 7.3 million shares to approximately 11 million shares.

Clyde Nixon, Sun Hydraulics’ Chairman of the Board, said, “The Board of Directors believes the stock dividend will help improve shareholder value by increasing the marketability and liquidity of Sun’s stock.”

Sun’s Board of Directors also approved a cash dividend of $0.05 per share on the new total shares outstanding after the stock dividend. Continuing, Nixon said, “Sun Hydraulics has paid a dividend every quarter since going public in 1997, and last December increased our dividend to $0.075. The new cash dividend of $0.05 per share, coupled with the stock dividend, effectively maintains the dividend yield rate.”

The stock and cash dividends are payable on July 15, 2005, to shareholders of record as of June 30, 2005.

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.